Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

Patriot Scientific Corporation Files Complaint against The TPL Group

CARLSBAD, Calif., April 26, 2010--(PR Newswire)-Patriot Scientific Corporation (OTCBB: PTSC - News) today reported that on April 22, 2010 it filed an action in the Superior Court of the State of California, County of Santa Clara against Technology Properties Limited, LLC (TPL), the Company’s joint venture partner in the management of the MMP™ portfolio of microprocessor patents, and Alliacense, LLC, the licensing division of TPL.

On April 26, 2010 the Court ordered the papers on file to be provisionally sealed. The Court will conduct a formal hearing on this issue on May 20, 2010 at which time Patriot will have an opportunity to oppose TPL’s motion to seal. TPL’s Motion to Compel Arbitration will be heard on that day as well. Patriot’s Motion for a Preliminary Injunction is scheduled for hearing on June 1, 2010.

On April 20, 2010 the Management Committee of PDS passed resolutions specifying that (i) any and all future licenses of the MMP Patent Portfolio must be approved in writing by a majority of the members of the Management Committee before they are agreed to or signed by TPL and (ii) effective immediately, TPL must not market patent portfolios in which PDS does not have an interest with the MMP Patent Portfolio.  The TPL representative on the PDS Management Committee voted against the resolutions, and TPL has not expressed its acquiescence to the resolutions.

On April 12, 2010 Patriot filed suit in the Superior Court of the State of California, County of San Diego against TPL alleging contractual breach on a $1 million note receivable for which repayment was due Patriot on February 28, 2010.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation (PTSC) provides data sharing and secure data solutions for a connected world. These activities are funded with revenues generated, in a large part, from the Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About the MMP™ Portfolio

The Moore Microprocessor Patent Portfolio contains intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation (OTCBB: PTSC – News). The MMP Portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is widely recognized that the MMP Portfolio protects fundamental technology used in microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.